                                                                    EXHIBIT 99.1



For Further Information Contact:
Douglas W. Dougherty
Chief Financial Officer
(317) 594-2627

For Immediate Release:


                     MARSH SUPERMARKETS REPORTS EARNINGS OF
             $0.16 PER DILUTED SHARE FOR SECOND-QUARTER FISCAL 2005

Indianapolis, IN, November 22, 2004

         Marsh Supermarkets, Inc. (NASDAQ: MARSA and MARSB) today reported its financial results for the second quarter ended October 9, 2004. Total revenues for the quarter increased to $524,892,000 from $510,769,000 for the second quarter of fiscal 2004. Net income increased to $1,304,000 for the latest quarter from $683,000 for the second quarter of fiscal 2004. Earnings per diluted share for the second quarter of fiscal 2005 were $0.16, up from $0.09 for the second quarter of the last fiscal year.

         Commenting on the announcement, Don E. Marsh, Chairman and Chief Executive Officer, said, "We are pleased with the Company's performance for the second quarter, which represents our fourth consecutive quarter of comparable-quarter revenue increases and our fifth consecutive quarter of comparable-quarter improvement in net income and earnings per diluted share. In addition, cash and equivalents increased to $37.2 million at the end of the latest quarter from $27.4 million at the end of the second quarter of fiscal 2004, and long-term debt declined to $179.6 million from $183.3 million.

         "We achieved these results in an environment that continues to be characterized by an uncertain economy, substantial unemployment in our core markets, high commodities pricing for foods and fuel, and increasing competition. In response, we are continuing our initiatives to drive sales and increase customer loyalty in our existing stores through customer service, selection, convenience and price, as well as through store refreshing and remodeling programs. We are also further building on our history as an industry thought leader and innovator to design and build new stores formatted to meet the demographic characteristics of their specific markets.

         "For instance, during the second quarter, we opened our first Arthur's Fresh Market store, which, at 21,000 square feet, targets markets that cannot be efficiently reached by "big-box" competitors. This concept provides our


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customers the enhanced convenience of shopping for high quality perishables and a full variety of grocery items in a local store, which, nonetheless, is designed to operate profitably. A second Arthur's is scheduled to open in the second half of fiscal 2005. We also continue to receive an encouraging response to our new Marsh "Lifestyle" format, which is revolutionary in its approach to increasing customer convenience. Two of these stores opened in the second half of fiscal 2004, a third is scheduled to open in Indianapolis in the second half of fiscal 2005, and we expect to launch the concept in Chicago with a store opening in the beginning of fiscal 2006. Marsh has an extensive history of pioneering better ways to serve its customers, and we are confident these new concepts will successfully extend this record, while strengthening our competitive position.

         "In addition to our initiatives for building revenues, we remain strongly focused on expense reduction, asset management and cash flow. Partially as a result of this ongoing commitment, our second-quarter net income as a percentage of total revenues improved on a comparable-quarter basis for the fifth consecutive quarter."

         During the second quarter, the Company opened one Arthur's Fresh Market and one new LoBill Foods store. In addition, one O'Malia Store was converted to the LoBill Foods banner, and a Marsh Supermarket was remodeled during the quarter. The Company also closed one Village Pantry location during the quarter.

         Marsh is a leading regional chain, operating 67 Marsh(R) supermarkets, 39 LoBill(R) Foods stores, 8 O'Malia(R) Food Markets, 163 Village Pantry(R) convenience stores, 1 Arthur's Fresh Market, and 1 Savin*$(SM), in Indiana and western Ohio. The Company also operates Crystal Food ServicesSM, which provides upscale catering, cafeteria management, office coffee, coffee roasting, vending and concessions, restaurant management, Primo Banquet Catering and Conference Centers; Floral Fashions(R), McNamara(R) Florist and Enflora(R) - Flowers for Business.

Cautionary Note Regarding Forward-Looking Statements

This report includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the Company's control. The forward-looking statements and the Company's future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: the entry of new competitive stores and their impact on the Company; the Company's ability to improve comparable store sales; the level of discounting and promotional spending by competitors; the stability and timing of distribution incentives from suppliers; the level of margins achievable in the Company's operating divisions; softness in the local and national economies and the general retail food industry; the success of the Company's new and remodeled stores, including image and rebranding programs; potential interest rate increases on variable rate debt, as well as terms, costs and the availability of capital; the Company's ability to control employee medical costs; uncertainties regarding future real estate gains


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due to limited real estate holdings available for sale; the ability of the
Company to predict and respond to changes in customer preferences and lifestyles; the ability of the Company to respond to commodity price fluctuations; uncertainties regarding gasoline prices and margins; the Company's ability to control costs including labor, rent, credit card, and workers compensation and general liability expense; the Company's ability to implement cost improvement initiatives; uncertainties related to state and federal taxation and tobacco and environmental legislation; the Company's ability to collect outstanding notes and accounts receivable; uncertainties associated with pension and other retirement obligations; the successful economic implementation of new technology; the impact of any acquisitions and dispositions; the timely and on budget completion of store construction, expansion, conversion and remodeling; and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                            MARSH SUPERMARKETS, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                              16 Weeks Ended                  28 Weeks Ended
                                         --------------------------     -------------------------
                                          Oct. 9,         Oct. 11,        Oct. 9,        Oct. 11,
                                           2004             2003           2004            2003
                                         ---------       ---------       ---------       ---------
Sales and other revenues                 $ 524,074       $ 508,955       $ 923,470       $ 886,965
Gains from sales of property                   818           1,814           1,274           1,814
                                         ---------       ---------       ---------       ---------
Total revenues                             524,892         510,769         924,744         888,779
Cost of merchandise sold, including
   warehousing and transportation,
   excluding depreciation                  370,200         358,385         651,323         622,464
                                         ---------       ---------       ---------       ---------
Gross profit                               154,692         152,384         273,421         266,315
Selling, general and administrative        139,996         138,053         246,035         240,172
Depreciation                                 7,787           7,660          13,572          13,422
                                         ---------       ---------       ---------       ---------
Operating income                             6,909           6,671          13,814          12,721
Interest                                     5,704           5,925           9,987          10,495
Other non-operating income                    (838)           (327)           (838)           (961)
                                         ---------       ---------       ---------       ---------
Income before income taxes                   2,043           1,073           4,665           3,187
Income taxes                                   739             390           1,743           1,246
                                         ---------       ---------       ---------       ---------
Net income                               $   1,304       $     683       $   2,922       $   1,941
                                         =========       =========       =========       =========


Earnings per common share:
Basic                                    $     .17       $     .09       $     .37       $     .24
Diluted                                        .16             .09             .36             .24

Dividends declared per share                   .13             .13             .26             .26



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

                           MARSH SUPERMARKETS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                          October 9,     October 11,
                                                            2004            2003
                                                          ---------       ---------
ASSETS
Current assets:
  Cash and equivalents                                    $  37,188       $  27,368
  Accounts receivable, net                                   19,944          26,094
  Inventories                                               130,059         118,396
  Prepaid expenses                                            5,232           4,711
  Recoverable income taxes                                    4,647           2,319
                                                          ---------       ---------
      Total current assets                                  197,070         178,888
Property and equipment, less
   allowances for depreciation                              303,528         307,533
Other assets                                                 52,526          50,921
                                                          ---------       ---------
          Total Assets                                    $ 553,124       $ 537,342
                                                          =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                           74,981          69,519
  Accrued liabilities                                        53,826          51,611
  Current maturities of long-term liabilities                 5,255           3,250
                                                          ---------       ---------
       Total current liabilities                            134,062         124,380

Long-term liabilities:
  Long-term debt                                            179,597         183,335
  Capital lease obligations                                  27,767          28,482
  Pension and post-retirement benefits                       45,176          43,723
                                                          ---------       ---------
      Total long-term liabilities                           252,540         255,540

Deferred items:
  Income taxes                                               18,558          12,673
  Gains from sale/leasebacks                                 14,975          14,975
  Other                                                       4,403           2,030
                                                          ---------       ---------
       Total deferred items                                  37,936          29,678
Shareholders' Equity:
  Common stock, Classes A and B                              26,615          26,455
  Retained earnings                                         131,683         131,788
  Cost of common stock in treasury                          (15,656)        (15,014)
  Deferred cost - restricted stock                             (170)            (25)
  Notes receivable - stock purchases                            (11)            (76)
  Accumulated other comprehensive loss                      (13,875)        (15,384)
                                                          ---------       ---------
       Total shareholders' equity                           128,586         127,744
                                                          ---------       ---------
          Total Liabilities and Shareholders' Equity      $ 553,124       $ 537,342
                                                          =========       =========



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                            MARSH SUPERMARKETS, INC.
              RECONCILIATION OF SALES AND OTHER COMPARABLE REVENUES


                                                       16 Weeks Ended
                                              -------------------------------
                                              October 9,          October 11,              %
                                                 2004                2003               Change
                                               --------            --------             ------
                                                (000)                (000)
Total revenues                                 $524,892            $510,769              2.76%


Less:  other revenues,
  non-comparable sales and
  gains from sales of property (a)               44,056              31,903
                                               --------            --------


Comparable supermarket and
  convenience store sales                       480,836             478,866              0.41%


Less:  gasoline sales                            49,103              38,447
                                               --------            --------

Comparable supermarket
  and convenience store
  merchandise sales (b)                        $431,733            $440,419             (1.97)%
                                               ========            ========


(a) Other revenues and non-comparable sales include sales and revenues of both Crystal Foodservice and McNamara, as well as supermarket and convenience store revenues from video rental, lottery tickets, check cashing fees and other sources.

(b) The Company excludes gasoline sales from its analysis of comparable store sales because retail gasoline prices fluctuate widely and frequently, making analytical comparisons difficult.


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